Exhibit 99.1

PRECISION OPTICS CORPORATION 22 EAST BROADWAY GARDNER, MASSACHUSETTS 01440-3338 Telephone 978 / 630-1800 Telefax 978 / 630-1487

POC:26-0403 Page 1 of 4

NEWS RELEASE
FOR IMMEDIATE RELEASE	Wednesday, November 15, 2006

PRECISION OPTICS CORPORATION ANNOUNCES
FIRST QUARTER RESULTS

GARDNER, Massachusetts - Precision Optics Corporation, Inc. (OTC Bulletin Board: POCI.OB), (“Precision Optics”) today announced operating results on an unaudited basis for the first quarter of fiscal year 2007 ended September 30, 2006.

First Quarter Operating Results
Revenues - For the quarter ended September 30, 2006, revenues were $474,154 compared to $419,582 for the same period last year, an increase of 13%.

Net Loss - For the quarter ended September 30, 2006, net loss was $688,179, or $0.04 per share, an increase of $128,308 from the net loss of $559,871 or $0.08 per share, for the same period last year. The net loss for the quarter ended September 30, 2005 included a gain of $165,700, resulting from the sale of equipment previously used in the Company’s discontinued telecommunication business. The increase in net loss includes a non-cash charge of $58,353 related to stock-based compensation expense following the implementation of Statement of Financial Accounting Standards No. 123 revised (SFAS No. 123R) as well as increased sales and marketing expenses in the quarter ended September 30, 2006. The weighted average common shares outstanding for the quarters ended September 30, 2006 and 2005 were 15,458,212 and 7,008,212, respectively.

Cash Flow and Expenditures - For the quarter ended September 30, 2006, cash and cash equivalents decreased by $755,448 compared to a decrease of $539,375 for the same period last year. Cash receipts during the quarter ended September 30, 2005 included $162,000 received from the sale of equipment previously used in the Company’s discontinued telecommunication business.

For the quarter ended September 30, 2006, research and development expenses were $207,824, compared to $208,111 a year earlier. While these expenses were virtually unchanged, they reflect a shift from previous activities aimed at the development of new technologies to applications of these technologies for customer-driven product development. The level of future quarterly R&D expenses will ultimately depend on the Company’s assessment of new product opportunities and available cash resources.

Selling, general and administrative expenses were $483,787 for the quarter ended September 30, 2006 compared to $424,688 for the same period last year. The increase was primarily a result of a non-cash charge of $58,353 related to stock-based compensation expense following the implementation of SFAS No. 123R.

Outlook
The Company expects its recent pattern of quarter-to-quarter revenue fluctuations to continue, due to the uncertain timing of orders from customers and their size in relation to total revenues. The Company continues to move forward with new products and technical innovations. The Company believes that the recent introduction of several new products, along with new and ongoing customer relationships, will generate additional revenues. In the coming months the Company will continue to focus its efforts on marketing products recently introduced or redesigned. The Company believes that these marketing activities, if successful, may result in the continuation of its recent pattern of year-over-year sales growth.

About Precision Optics
Precision Optics Corporation, a leading developer and manufacturer of advanced optical instruments since 1982, designs and produces high-quality medical instruments, optical thin film coatings, and other advanced optical systems. The Company’s medical instrumentation line includes laparoscopes, arthroscopes and endocouplers and a world-class product line of 3-D endoscopes for use in minimally invasive surgical procedures. The Company continues to advance products through technical innovation, including development of: the next generation (patent pending) of 3-D endoscopes; the extension of Lenslock™ technology (patent pending) to its entire line of endoscopes; instrumentation utilizing the Company’s micro-precision™ lens technology (patent pending) for optical components; assemblies and endoscopes under 1 mm. Precision Optics Corporation is registered to ISO 9001:2000, ISO 13485:2003, and CMDCAS Quality Standards, and complies with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE Marking of its medical products. The Company’s Internet Website is www.poci.com.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED
SEPTEMBER 30, 2006 AND SEPTEMBER 30, 2005
(UNAUDITED)

	Three Months
	Ended September 30,
	2006	2005

REVENUES	$474,154	$419,582

COST OF GOODS SOLD	485,925	521,501

Gross Loss	(11,771)	(101,919)

RESEARCH and DEVELOPMENT EXPENSES	207,824	208,111
SELLING, GENERAL and
ADMINISTRATIVE EXPENSES	483,787	424,688

GAIN ON OTHER INCOME OF ASSETS	-	(165,700)

Total Operating Expenses	691,611	467,099

Operating Loss	(703,382)	(569,018)

INTEREST INCOME	15,203	9,147

Net Loss	$(688,179)	$(559,871)

Basic and Diluted Loss Per Share	$(0.04)	$(0.08)
Weighted Average Common Shares Outstanding -	15,458,212	7,008,212
Basic and Diluted

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
 ASSETS

	(UNAUDITED)
CURRENT ASSETS	September 30, 2006	June 30, 2006
Cash and Cash Equivalents	$1,274,979	$2,030,428
Accounts Receivable, net	342,913	381,097
Inventories, net	500,335	445,802
Prepaid Expenses	44,547	45,912
Total Current Assets	2,162,774	2,903,239
PROPERTY AND EQUIPMENT
Machinery and Equipment	3,538,217	3,513,736
Leasehold Improvements	553,595	553,596
Furniture and Fixtures	93,545	93,545
Vehicles	42,343	42,343
	4,227,700	4,203,220
Less: Accumulated Depreciation	(4,139,290)	(4,127,287)
Net Property and Equipment	88,410	75,933
OTHER ASSETS
Cash surrender value of life insurance policies	13,246	13,246
Patents, net	275,572	236,115
Total Other Assets	288,818	249,361
TOTAL ASSETS	$2,540,002	$3,228,533

LIABILITIES AND STOCKHOLDERS' EQUITY

TOTAL CURRENT LIABILITIES	545,391	588,636

STOCKHOLDERS' EQUITY
Common Stock, $.01 par value-
Authorized -- 20,000,000 shares
Issued and Outstanding -15,458,212 shares
at September 30, 2006 and at June 30, 2006	154,582	154,582
Additional Paid-in Capital	34,772,765	34,729,873
Accumulated Deficit	(32,932,736)	(32,244,558)
Total Stockholders' Equity	1,994,611	2,639,897

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$2,540,002	$3,228,533

Forward-looking statements contained in this news release, including those related to the future success of Company’s newly released products and products under development are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. These risks and uncertainties, many of which are not within the Company’s control, include, but are not limited to, the uncertainty and timing of the successful development of the Company’s new products; decisions by customers to place orders for the Company’s products; the risks associated with reliance on a few key customers; the Company’s ability to attract and retain personnel with the necessary scientific and technical skills; the timing and completion of significant orders; the timing and amount of the Company’s research and development expenditures; the timing and level of market acceptance of customers’ products for which the Company supplies components; performance of the Company’s vendors; the ability of the Company to control costs associated with performance under fixed price contracts; the continued availability to the Company of essential supplies, materials and services; and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-KSB for the year ended June 30, 2006.

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